Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 4th day of February, 2014, by and between CPT 355 ALHAMBRA CIRCLE, LLC, a Delaware limited liability company (“Landlord”), and CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, 355 Alhambra Plaza, Ltd. (“Original Landlord”) and Tenant entered into that certain Lease dated as of March 26, 2007 (the “Initial Lease”), pursuant to which Original Landlord leased to Tenant that certain premises containing approximately 1,616 rentable square feet known as Suite 1370 (the “Initial Premises”) in the building located at 355 Alhambra Circle, Coral Gables, Florida (the “Building”); and

WHEREAS, Original Landlord and Tenant entered into that certain Lease Addendum dated as of June 5, 2007 (the “Addendum”); and

WHEREAS, Landlord, as successor in interest to Original Landlord, and Tenant entered into that certain First Amendment to Lease dated as of June 30, 2011 (the “First Amendment”; the Initial Lease, as modified by the Addendum and the First Amendment, is referred to herein as the “Original Lease”); pursuant to the First Amendment, Landlord and Tenant agreed to relocate the Initial Premises to those premises containing approximately 1,773 rentable square feet known as Suite 1500 in the Building (the “Current Premises”), and modified and amended certain other provisions of the Initial Lease as affected by the Addendum; and

WHEREAS, Tenant desires to lease that certain premises containing approximately 843 rentable square feet known as Suite 1501 (“Suite 1501”) in the Building; and

WHEREAS, Landlord and Tenant also desire to modify and amend certain provisions of the Original Lease, as more particularly provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference.

2. Definitions. All capitalized terms used herein shall have the same meaning given thereto in the Original Lease, unless otherwise defined herein. The term “Premises” as used in the Original Lease and this Amendment shall mean and refer to (i) the Current Premises until the Premises Expansion Date (as hereinafter defined), and (ii) the Current Premises and Suite 1501 from and after the Premises Expansion Date. The term “Lease” as used in the body of this Amendment shall mean the Original Lease as modified and amended hereby. The term “Premises Expansion Date” shall mean the first (1st) business day following the date of Substantial Completion (as hereinafter defined) of the Suite 1501 Improvements (as hereinafter defined) and delivery of possession of Suite 1501 to Tenant in broom clean condition, with the trade fixtures and personal property of the prior tenant removed. Landlord shall notify Tenant in writing five (5) business days prior to the date on which the Premises Expansion Date is expected to occur.

3. Representations and Warranties. Tenant represents and warrants to Landlord as follows:

(a) The Current Premises is free of any liens or encumbrances and no facts exist or will exist that could result in a claim of a construction or other lien against the Current Premises as a result of any act or omission of Tenant.

(b) There is no person, corporation, partnership or other entity that could or will be able to claim any interest in any portion of the Current Premises arising out of any acts of Tenant or otherwise by, through or under Tenant.

(c) Except for the Lease (as amended hereby), there are no current agreements of Tenant in place, whether oral or written, affecting the Current Premises except for typical equipment leases and similar agreements that do not convey a right to occupancy of the Current Premises.

Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, demands, liabilities, costs, expenses (including but not limited to reasonable attorneys’ fees) or losses which Landlord may suffer arising from any inaccuracy in the foregoing representations and warranties or any of the following when resulting from or occurring out of Tenant’s actual or alleged acts or omissions: (i) the existence (or alleged existence) of any lien or encumbrance claimed, (ii) any claim of an interest in or right to the Current Premises made, or (iii) any actual or alleged agreement relating to the right to occupy the Current Premises.

4. Lease of Premises.

(a) Effective as of the Premises Expansion Date, in addition to the Current Premises, Tenant shall lease, under all of the terms, covenants and conditions of the Lease, Suite 1501, located on the fifteenth (15th) floor of the Building, which Landlord and Tenant accept and conclusively stipulate and agree contains 843 rentable square feet, and which Suite 1501 is shown on the floor plan attached hereto as Exhibit A. Landlord represents and warrants that the stipulated square footage of Suite 1501 has been determined in accordance with BOMA Standards, as hereafter defined.

(b) Landlord and Tenant accept and conclusively stipulate and agree that, effective as of the Premises Expansion Date, the Premises shall contain 2,616 rentable square feet.

(c) Effective as of the Premises Expansion Date, Section 9 of the Lease Summary attached to the Initial Lease shall be deleted in its entirety and replaced with the following:

“9.	Gross Rentable Area of Premises (Section 1.1):	Approximately 2,616 rentable square feet located on the 15th floor of the Building, known as Suite 1500 and Suite 1501, measured in accordance with ANSI-BOMA 65.1-1996 standards (“BOMA Standards”)”

5. Lease Term.

(a) Landlord and Tenant agree that the Term and Expiration Date of the Lease for Suite 1501 shall be coterminous with the Term and Expiration Date of the Current Premises, that is through and including November 30, 2017, unless sooner terminated pursuant to the terms of the Lease.

(b) Within ten (10) days of Landlord’s written request, Tenant shall execute a written agreement confirming the Premises Expansion Date, provided that Tenant’s failure to execute such agreement shall not delay or affect the Term, the Premises Expansion Date, or the Expiration Date.

6. Base Rent.

(a) Tenant shall continue to pay monthly installments of Base Rent (plus all other sums due under the Lease) with respect to the Current Premises, as set forth in the Lease.

(b) Commencing on the Premises Expansion Date, Tenant shall pay Base Rent (plus all other sums due under the Lease) with respect to Suite 1501 as follows, provided that if the Premises Expansion Date does not occur on the first day of a calendar month, Base Rent with respect to Suite 1501 for the calendar month in which the Premises Expansion Date occurs shall be appropriately prorated:

Lease Period	Base Rent Rate Per Rentable Square Foot of Suite 1501	Monthly Installment of Base Rent for Suite 1501*
Premises Expansion Date through October 31, 2014	$38.19	$2,682.85

November 1, 2014 through October 31, 2015	$39.34	$2,763.64

November 1, 2015 through October 31, 2016	$40.52	$2,846.53

November 1, 2016 through November 30, 2017	$41.73	$2,931.53

*	plus applicable sales tax thereon

(c) Base Rent for Suite 1501 shall be payable by Tenant monthly in equal monthly installments as set forth above, in advance, together with applicable sales or use tax, in accordance with the terms and conditions of the Lease, without deduction or set-off, except to the extent, if any, expressly provided under the Lease, and shall be in addition to all other sums due under the Lease.

7. Tenant’s Proportionate Share of Increased Operating Costs.

(a) In addition to Base Rent, Tenant shall continue to pay Tenant’s Proportionate Share of Increased Operating Costs, together with applicable sales or use tax, with respect to the Current Premises.

(b) Effective as of the Premises Expansion Date,

(i) the Base Year solely with respect to Suite 1501 shall be the calendar year 2014;

(ii) Tenant’s Proportionate Share solely with respect to Suite 1501 shall be 0.376%, calculated on the basis of the 224,241 rentable square feet in the Building, which measurement Landlord hereby represents was determined in accordance with BOMA Standards; and

(iii) Tenant shall pay Tenant’s Proportionate Share of Increased Operating Costs, together with applicable sales and use tax, with respect to Suite 1501, otherwise in accordance with the Lease (as amended herein).

8. Termination Payment.

(a) Landlord and Tenant acknowledge and agree that the Termination Option set forth in Section 10 of the First Amendment shall apply and be effective to the Premises (being both the Current Premises and Suite 1501), except that the definition of Termination Payment shall be deleted and replaced with the following:

“Termination Payment” shall mean an amount equal to the “worth at the time of the termination” of (a) (i) the brokerage commissions paid by Landlord in connection with the First Amendment in accordance with Section 13(f) of the First Amendment, and (ii) the cost of the New Premises Improvements paid by Landlord in connection with the First Amendment (items (a) (i) and (ii) being referred to collectively as the “First Amendment Leasing Costs”), and (b) (i) the brokerage commissions paid by Landlord in connection with this Amendment in accordance with Section 13(f) of this Amendment, and (ii) the cost of the Suite 1501 Improvements paid by Landlord in connection with this Amendment (items (b) (i) and (ii) being referred to collectively as the “Second Amendment Leasing Costs”). For purposes hereof, the “worth at the time of the termination” is computed by (1) amortizing the First Amendment Leasing Costs over the Extended Term (being a five-year period) at an interest rate of eight percent (8%) per annum to determine the portion allocated to the period after the Early Termination Date, and (2) amortizing the Second Amendment Leasing Costs over the period from the Premises Expansion Date to the Expiration Date at an interest rate of eight percent (8%) per annum to determine the portion allocated to the period after the Early Termination Date.

(b) The last sentence of the first paragraph of Section 10 of the First Amendment which states “Notwithstanding anything to the contrary set forth herein, in no event shall the Termination Payment exceed $40,000.” is hereby deleted and replaced with the following sentences: “Notwithstanding anything to the contrary set forth herein, in no event shall the portion of the Termination Payment (i) allocable to the Current Premises exceed $40,000.00, and (ii) allocable to Suite 1501 exceed $15,827.92. Accordingly, in no event shall the Termination Payment exceed $55,827.92. Tenant acknowledges and agrees that the Termination Option may only be exercised as to the entire Premises (being both the Current Premises and Suite 1501), notwithstanding the allocation of the maximum Termination Payment between the Current Premises and Suite 1501 set forth above.”

9. Suite 1501 Improvements. Landlord shall construct those certain Suite 1501 Improvements to Suite 1501 in accordance with the terms and conditions set forth in Exhibit B attached hereto and made a part hereof.

10. Parking. As of the Premises Expansion Date, Tenant shall have the right to lease three (3) additional unreserved parking spaces in the parking facility within the Building. The monthly parking fee for each of the three (3) additional unreserved parking spaces is currently Ninety and No/100 Dollars ($90.00) per unreserved parking space per month, which amount is payable in advance on the first day of each calendar month during the Term of the Lease, together with any applicable sales tax due thereon. Landlord and Tenant further agree that the monthly parking fee for any parking spaces leased by Tenant may be increased from time to time to reflect the prevailing market rate for comparable parking in Coral Gables, Florida, as reasonably determined by Landlord, provided such increases shall be made no more often than once per calendar year.

11. AS IS. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT (I) EXCEPT FOR THE SUITE 1501 IMPROVEMENTS, TENANT HAS ACCEPTED THE PREMISES IN ITS “AS IS” “WHERE IS” “WITH ALL FAULTS” CONDITION (BUT TENANT RESERVES ITS RIGHTS WITH RESPECT TO LATENT DEFECTS, IF ANY), AND (II) EXCEPT FOR THE SUITE 1501 IMPROVEMENTS, LANDLORD SHALL NOT BE REQUIRED TO PERFORM ANY WORK, MAKE ANY INSTALLATIONS OR TENANT IMPROVEMENTS, OR INCUR ANY EXPENSES, IN CONNECTION WITH THE CONSTRUCTION OF TENANT IMPROVEMENTS IN THE PREMISES.

12. Right of First Refusal for Suite 1520. Subject and subordinate to the rights of other tenants existing as of the date of this Amendment, and renewals by existing tenants, and provided that (i) Tenant has not assigned the Lease (except as provided in the third paragraph of Section 8.1 of the Initial Lease), and (ii) Tenant is not in default under the Lease beyond the expiration of any applicable notice, grace or cure period, if any, Tenant shall have a one-time right of first refusal through February 28, 2015 (“Refusal Right”) to lease that certain space located on the fifteenth (15th) floor of the Building containing approximately 1,033 rentable square feet of space known as Suite 1520 (the “Offer Premises”), such Offer Premises being contiguous to the Premises and otherwise shown on the sketch attached hereto as Exhibit C, when and if Landlord has received a bona fide written offer from a third-party prospective tenant to lease such Offer Premises on terms and conditions acceptable to Landlord (the “Offer”). Landlord shall notify Tenant in writing of the Offer for lease (the “Offer Notice”), and Tenant shall have ten (10) business days from the date of receipt of such Offer Notice to exercise its Refusal Right by providing written notice thereof to Landlord. If Tenant timely exercises its Refusal Right, Tenant shall lease the Offer Premises on the same terms, covenants and conditions as set forth in the Offer, except that (a) the lease term for the Offer Premises shall be coterminous with the Term of the Lease (i.e. expiring November 30, 2017), and (b) any tenant improvement allowance, rent abatement and any other concession set forth in the Offer shall be adjusted on a pro-rata basis to reflect the remaining Term of the Lease, and (c) Tenant’s parking allotment shall be increased according to the ratio set forth in the Lease. In the event Tenant fails to exercise the Refusal Right within the seven (7) business day period, or elects not to exercise the Refusal Right, Landlord shall be permitted to lease the Offer Premises to any third party prospective tenant on the same terms and conditions set forth in the Offer free of this Refusal Right. If Tenant timely exercises its Refusal Right, Landlord shall prepare and deliver to Tenant an amendment to the Lease consistent with the Offer Notice, and Tenant shall, within twenty (20) days after Landlord’s delivery of such amendment, execute and deliver such amendment to the Lease, to be reasonably acceptable to Landlord and Tenant, memorializing such exercise and the terms, covenants and conditions applicable to the lease of such Offer Premises. Landlord shall have no obligation to deliver any Offer Notice with respect to Offers received by Landlord after February 28, 2015, and the Refusal Right shall thereafter expire and be of no further force or effect. Notwithstanding the terms of any Offer, the terms of the Refusal Right shall include the following: (1) the rent commencement date for any Offer Space shall be upon substantial completion of the tenant improvements to the Offer Space and delivery of possession of the Offer Space to Tenant in broom clean condition, with the trade fixtures and personal property of the prior tenant removed, subject to any rent abatement period provided in the Offer, and (2) notwithstanding the foregoing set forth in (1) above, in no event shall the rent commencement date for any Offer Space occur later than nine (9) months following Landlord’s delivery of possession of the Offer Space to Tenant in the condition set forth in (1) above.

13. Miscellaneous.

(a) Except as modified by this Amendment, all other terms, covenants and conditions of the Original Lease not specifically amended hereby shall remain in full force and effect.

(b) The Original Lease, as amended herein, contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. The Original Lease, as amended herein, may be further amended only in writing signed by both Landlord and Tenant.

(c) In the event of an irreconcilable conflict between the terms of the Original Lease and the terms of this Amendment, the terms of this Amendment shall control.

(d) If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Amendment, which shall continue in full force and effect as if the invalid or unenforceable provision had been deleted.

(e) This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(f) Landlord and Tenant each represent and warrant to the other that it did not deal with any real estate broker, salesperson, or finder in connection with this Amendment other than Taylor & Mathis, Inc. (“TM”), which has represented Landlord, and Cresa South Florida (“Cresa”), which has represented Tenant. Landlord and Tenant each agree to indemnify and hold the other harmless from any claim for a fee or commission made by any other broker (except TM and Cresa), salesperson or finder claiming to have acted on behalf of such party (or at such party’s request) in connection with this Amendment. Landlord shall pay TM a commission pursuant to a separate written agreement between Landlord and TM. TM shall compensate Cresa pursuant to the terms of a written co-brokerage agreement between TM and Cresa.

(g) To Tenant’s knowledge, there is no default by Landlord, or any prior landlord, under the Lease. To Landlord’s knowledge, there is no default by Tenant under the Lease.

(h) Submission of this Amendment by Landlord or Landlord’s agent, or their respective agents or representatives, to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant.

(i) Each party represents to the other that it has full power and authority to execute this Amendment.

14. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT TO THE EXECUTION OF THIS AMENDMENT, LANDLORD AND TENANT AGREE THAT IN THE EVENT OF ANY LITIGATION ARISING OUT OF THE TERMS OR PROVISIONS OF THE LEASE OR ANY AMENDMENTS THERETO (INCLUDING BUT NOT LIMITED TO THIS AMENDMENT), OR THE RELATIONSHIP BETWEEN LANDLORD AND TENANT, THEN NEITHER PARTY SHALL SEEK A JURY TRIAL IN SUCH PROCEEDING, IT BEING EXPRESSLY AGREED AND STIPULATED BY THE PARTIES HERETO THAT ANY DISPUTES ARE BETTER RESOLVED BY A JUDGE.

15. OFAC/PATRIOT Act Compliance. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not a person and/or entity with whom United States persons are restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. Appendix §5; and implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”); or any other applicable anti-terrorist law of the United States, including without limitation Executive Order No. 13224, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that no person and/or entity who is named on the SDN List has any direct interest in Landlord or Tenant with the result that this Lease would be prohibited by any applicable law of the United States. Each of Landlord and Tenant, each as to itself, hereby represents and warrants, to the best of its knowledge, that it is not in violation of any of the applicable provisions of the U.S. Federal Bank Secrecy Act, as amended by Title III of the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”), Public Law 107-56; any of the applicable provisions of the implementing regulations related thereto, including those promulgated by the U.S. Department of Treasury contained at 31 CFR Part 103; or any other applicable anti-money laundering laws of the United States. It is understood and agreed that the representations set forth herein are made as of the date of execution of this Amendment.

16. Non-Disclosure of Terms of Amendment. Tenant acknowledges that the terms of this Amendment and the Lease are and shall remain confidential information, and Tenant shall not disclose to any third-party the specific terms of this Amendment or the Lease, except (i) to Tenant’s legal counsel, broker, auditors, lenders, and managing agents for ordinary course lease administration purposes, or in connection with a proposed assignment or sublease, or any proposed merger by or acquisition of Tenant, each of whom shall maintain the confidentiality of such information, (ii) as specifically authorized to do so in writing by Landlord, or (iii) as otherwise required by law.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives and delivered as their act and deed as of the date first set forth above, intending to be legally bound by its terms and provisions.

WITNESSES: /s/ Mike Bannon Print Name: Mike Bannon /s/ Matt DeNoble Print Name: Matt DeNoble

LANDLORD:

CPT 355 ALHAMBRA CIRCLE, LLC, a Delaware limited liability company

By:   AEW Core Property Trust Holding LP, a Delaware

         limited partnership

Its:   Sole Member

By:   AEW Core Property Trust Holding GP,

         LLC, a Delaware limited liability company

Its:   General Partner

By:   AEW Core Property Trust (U.S.)

         Inc., a Maryland corporation

By:       /s/ Daniel J. Bradley

Name:  Daniel J. Bradley

Title:    Authorized Signatory

TENANT:

CATALYST PHARMACEUTICAL PARTNERS, INC.,

a Delaware corporation

/s/ Alicia Grande Print Name: Alicia Grande /s/ Isabel Nunez Print Name: Isabel Nunez	By: /s/ Patrick J. McEnany Name: Patrick J. McEnany Title: CEO/Pres